                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                              (Amendment No. 1)*

                   Under the Securities Exchange Act of 1934

                               INTERWOVEN, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                        Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  46114T 10 2
                     ------------------------------------
                                (CUSIP Number)

                               December 31, 2000
                     ------------------------------------
            (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

------------------------------                 -------------------------------
  CUSIP No. 46114T 10 2                          Page   2   of   10   Pages
------------------------------                 -------------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Peng T. Ong
 1.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4.

      Republic of Singapore
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          3,492,056*
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          3,492,056*
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9.
      3,492,056*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]

10.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11.

      3.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
12.
      IN
------------------------------------------------------------------------------

* Does not include 3,560,000 shares held of record by Mr. Ong's spouse, Wai Ping Leong.

                                 SCHEDULE 13G

------------------------------               -----------------------------------
CUSIP No.   46114T 10 2                            Page  3  of  10  Pages
------------------------------               -----------------------------------

Item 1(a).  Name of Issuer:
            --------------

            Interwoven, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            1195 W. Fremont Ave., Sunnyvale CA 94087

Item 2(a).  Name of Person Filing:
            ---------------------

            Peng T. Ong

Item 2(b).  Address of Principal Business Office:
            ------------------------------------

            1195 W. Fremont Ave., Sunnyvale CA 94087

Item 2(c).  Citizenship:
            -----------

            Republic of Singapore

Item 2(d).  Title of Class of Securities:
            ----------------------------

            Common Stock, $ 0.001 par value

Item 2(e).  CUSIP Number:
            ------------

            46114T 10 2

Item 3.     Information if Statement is Filed Pursuant to Rule 13d-1(b), or 13d-
            -------------------------------------------------------------------
            2(b) or (c):
            ------------

            Not Applicable.

Item 4.     Ownership:
            ---------
          (a) 3,492,056 shares are held of record by Peng T. Ong directly (excludes 3,560,000 shares held of record by his spouse, Wai Ping Leong).
          (b)   Percent of class:  3.4%
          (c)   Number of shares as to which such person has:
                (i)    Sole power to vote or to direct vote:  3,492,056
                (ii)   Shared power to vote or to direct vote:  -0-
                (iii)  Sole power to dispose or to direct the
                       disposition: 3,492,056
                (iv)   Shared power to dispose or to direct the disposition: -0-

                                  SCHEDULE 13G

----------------------------------               -------------------------------
CUSIP No.   46114T 10 2                              Page  4  of  10  Pages
----------------------------------               -------------------------------

Item 5.    Ownership of Five Percent or Less of a Class:
           --------------------------------------------

           Not applicable.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person:
           ---------------------------------------------------------------

           Not applicable.

Item 7.    Identification and Classification of Subsidiary:
           -----------------------------------------------

           Not applicable.

Item 8.    Identification and Classification of Group:
           ------------------------------------------

           Not applicable.

Item 9.    Notice of Dissolution of Group:
           ------------------------------

           Not applicable.

Item 10.   Certification:
           -------------

           Not applicable.

                                 SCHEDULE 13G

-------------------------------              ---------------------------------
  CUSIP No. 46114T 10 2                         Page   5   of   10   Pages
                                                      ---       ---
-------------------------------              ---------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Wai Ping Leong
 1.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4.
      Republic of Singapore
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          3,560,000*
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          3,560,000*
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9.
      3,560,000*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]
10.

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11.
      3.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
12.
      IN
------------------------------------------------------------------------------

* Does not include 3,492,056 shares held of record by Ms. Leong's spouse, Peng
  T. Ong.

                                 SCHEDULE 13G

--------------------------------              ----------------------------------
CUSIP No.   46114T 10 2                             Page  6  of  10   Pages
--------------------------------              ----------------------------------

Item 1(a).  Name of Issuer:
            --------------

            Interwoven, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            1195 W. Fremont Ave., Sunnyvale CA 94087

Item 2(a).  Name of Person Filing:
            ---------------------

            Wai Ping Leong

Item 2(b).  Address of Principal Business Office:
            ------------------------------------

            1195 W. Fremont Ave., Sunnyvale CA 94087

Item 2(c).  Citizenship:
            -----------

            Republic of Singapore

Item 2(d).  Title of Class of Securities:
            ----------------------------

            Common Stock, $ 0.001 par value

Item 2(e).  CUSIP Number:
            ------------

            46114T 10 2

Item 3.     Information if Statement is Filed Pursuant to Rule 13d-1(b), or 13d-
            -------------------------------------------------------------------
            2(b) or (c):
            ------------

            Not Applicable.

Item 4.     Ownership:
           ---------
           (a) 3,560,000 shares are held of record by Wai-Ping Leong directly (excludes 3,492,056 shares held of record by her spouse, Peng T.
                Ong).
           (b)  Percent of class:  3.5%
           (c)  Number of shares as to which such person has:
                (i)   Sole power to vote or to direct vote:  3,560,000
                (ii)  Shared power to vote or to direct vote:  -0-
                (iii) Sole power to dispose or to direct the
                      disposition:  3,560,000
                (iv)  Shared power to dispose or to direct the disposition: -0-

                                  SCHEDULE 13G

-------------------------------               ----------------------------------
CUSIP No.   46114T 10 2                            Page  7  of  10  Pages
-------------------------------               ----------------------------------

Item 5.    Ownership of Five Percent or Less of a Class:
           --------------------------------------------

           Not applicable.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person:
           ---------------------------------------------------------------

           Not applicable.

Item 7.    Identification and Classification of Subsidiary:
           -----------------------------------------------

           Not applicable.

Item 8.    Identification and Classification of Group:
           ------------------------------------------

           Not applicable.

Item 9.    Notice of Dissolution of Group:
           ------------------------------

           Not applicable.

Item 10.   Certification:
           -------------

           Not applicable.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              February 14, 2001
                              --------------------------------------
                              Date


                              /s/  Peng T. Ong
                              --------------------------------------
                              Peng T. Ong


                              February 14, 2001
                              --------------------------------------
                              Date


                              /s/ Wai Ping Leong
                              --------------------------------------
                              Wai Ping Leong

                                 EXHIBIT INDEX

                                                             Sequentially
Exhibit                      Document Description            Numbered Pages
-------                      --------------------            --------------

A                            Agreement of Joint Filing             10